Exhibit 2.1

[**] Certain information has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LEXICON PHARMACEUTICALS, INC.
a Delaware corporation

and

TERSERA THERAPEUTICS LLC
a Delaware limited liability company

July 29, 2020

TABLE OF CONTENTS
Page
Article I PURCHASE AND SALE
1.1 Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.
1.2 Purchase Price and Related Matters.
1.3 The Closing.
1.4 Post-Closing Adjustment.
1.5 Consents to Assignment
1.6 Milestone Payments and Related Covenants
1.7 Further Assurances
Article II REPRESENTATIONS AND WARRANTIES OF SELLER
2.1 Organization, Qualification and Corporate Power.
2.2 Authority
2.3 Noncontravention
2.4 Management Accounts
2.5 Absence of Certain Changes
2.6 Undisclosed Liabilities
2.7 Title to Acquired Assets; Tangible Personal Property.
2.8 Intellectual Property
2.9 Contracts
2.10 Litigation
2.11 Employee Matters
2.12 Compliance with Laws and Regulatory Matters.
2.13 Environmental Matters and Regulations
2.14 Brokers’ Fees
Article III REPRESENTATIONS AND WARRANTIES OF BUYER
3.1 Organization
3.2 Authorization of Transaction
3.3 Noncontravention
3.4 Broker’s Fees
3.5 Litigation
3.6 Financing
3.7 Solvency
3.8 No Other Representations or Warranties.
Article IV PRE-CLOSING COVENANTS
4.1 Closing Efforts.
4.2 Conduct of the Business
4.3 Access

4.4 Certain Covenants of Buyer
4.5 Replacement of Guarantees
4.6 Term Loan Payoff
4.7 Financing
Article V CONDITIONS PRECEDENT TO CLOSING
5.1 Conditions to Obligations of the Parties
5.2 Conditions to Obligations of Buyer
5.3 Conditions to Obligations of Seller
Article VI TERMINATION
6.1 Termination of Agreement
6.2 Effect of Termination.
Article VII CERTAIN POST-CLOSING AGREEMENTS
7.1 Transfer of Regulatory Approvals and Certain Other Acquired Assets.
7.2 Product Returns and Chargebacks.
7.3 Government Price Reporting
7.4 Privileged Matters.
7.5 Wrong Pocket Assets.
7.6 Employee Non-Solicit; Non-Competition.
7.7 Tax Matters.
7.8 Access to Information; Record Retention; Cooperation.
7.9 Retained Marks
7.10 Certain Employee Benefits Matters.
Article VIII MISCELLANEOUS
8.1 Press Releases and Announcements
8.2 No Third Party Beneficiaries
8.3 Action to be Taken by Affiliates
8.4 Entire Agreement
8.5 Succession and Assignment
8.6 Counterparts and Signature
8.7 Headings
8.8 Notices
8.9 Amendments and Waivers
8.10 Severability
8.11 Expenses
8.12 Bulk Transfer Laws
8.13 Survival; Remedies.
8.14 Governing Law
8.15 Submission to Jurisdiction
8.16 Waiver of Jury Trial
8.17 Construction; Certain Definitions.
8.18 Time is of the Essence

Disclosure Schedule

Other Schedules

Schedule 1.1(a)(i) Transferred Patents
Schedule 1.1(a)(ii) Transferred Trademarks
Schedule 1.1(a)(v) Transferred Contracts
Schedule 1.1(b)(ix) Excluded Assets
Schedule 1.2(b) Allocation Principles
Schedule 4.3  Buyer Representatives
Schedule 5.1(a) Antitrust Approvals
Schedule 7.1(f) Assumed Study
Schedule 8.17(b)-1 Seller Knowledge Persons
Schedule 8.17(b)-2 Transferred Regulatory Approvals

Exhibits

Exhibit A Form of Assumption Agreement
Exhibit B Form of Bill of Sale
Exhibit C Form of Patent Assignment
Exhibit D Form of Trademark Assignment
Exhibit E Form of Closing Statement
Exhibit F Development Plan

TABLE OF DEFINED TERMS

Defined Term	Section
Acquired Assets	1.1(a)
Adjusted Purchase Price	8.17(b)
Affiliate	8.17(b)
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)
Antitrust Division	8.17(b)
Antitrust Laws	8.17(b)
Assumed Liabilities	1.1(c)
Assumed Study	7.1(f)
Assumption Agreement	1.1(c)
Auditor	1.6(d)
Bankruptcy Event	8.17(b)
Base Purchase Price	8.17(b)
Business	Introduction
Business Day	1.3(a)
Business Employees	2.11
Business Guarantees	4.5
Business Material Adverse Effect	8.17(b)
Buyer	Preliminary Statement
Buyer Change in Control	8.17(b)
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	7.10(c)
Buyer Rights Group	8.17(b)
Chargebacks	7.2(c)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Adjustment Amount	1.4(a)
Closing Inventory Value	1.4(a)
Closing Payment	8.17(b)
Closing Statement	1.4(a)
COBRA	7.10(g)
Code	8.17(b)
Commitment Letters	3.6
Competitive Business	7.6(c)
Confidentiality Agreement	8.17(b)
Contemplated Transactions	3.6
Debt Commitment Letter	3.6
Debt Financing	3.6

Deferred Consent	1.5
Deferred Item	1.5
Disclosing Party	7.8(e)
Disclosure Schedule	Article II
Dispute Notice	1.4(b)
Employee Benefit Plan	8.17(b)
Enforceability Exceptions	2.2
Environmental Laws	8.17(b)
Environmental Permits	8.17(b)
Equity Commitment Letter	3.6
Equity Financing	3.6
Estimated Closing Adjustment Amount	1.2(a)(ii)
Excluded Assets	1.1(b)
Excluded Liabilities	1.1(d)
Exploit	8.17(b)
FDA	8.17(b)
FDCA	8.17(b)
Final Closing Adjustment Amount	1.4(b)
Final Closing Statement	1.4(b)
Financing	3.6
Financing Sources	3.6
Form of Closing Statement	1.4(a)
FSS	7.2(d)
FSS Acknowledgment Date	7.2(d)
FTC	8.17(b)
FTE	8.17(b)
FTE Costs	8.17(b)
FTE Rate	8.17(b)
Governmental Entity	8.17(b)
Governmental Price Reports	8.17(b)
GPO	7.2(e)
GTCR Investors	8.17(b)
Hazardous Materials	8.17(b)
Health Care Law	2.12(a)
HSR Act	8.17(b)
Information	7.8(a)
Inventory	8.17(b)
Know-How	8.17(b)
knowledge of Seller	8.17(b)
Labelling	8.17(b)
Law	8.17(b)

Leases	2.8
Litigation Matters	8.17(b)
Loan Documents	8.17(b)
Losses	8.17(b)
LX1033	8.17(b)
Management Accounts	2.4
Milestone Event	1.6(a)
Milestone Payment	1.6
Milestone Product	8.17(b)
New Contract	1.5(b)
NDC	8.17(b)
Neutral Accountant	1.4(c)
New Buyer Employees	7.10(b)
Non-Competition Period	7.6(c)
Order	8.17(b)
Outside Date	6.1(e)
Packaging Period	7.2(a)
Party / Parties	Preliminary Statement
Permits	2.12(b)
Permitted Claim	6.5(b)(ii)
PHS Price Reports	8.17(b)
Policies	9.3(e)
Proceeding	8.17(b)
Product	8.17(b)
Receiving Party	7.8(e)
Regulatory Authority	8.17(b)
Regulatory Documentation	2.12(d)
Rep Insurance Policy	8.17(b)
Restricted Party	7.6(c)
Restricted Person	7.6(b)
Retained Marks	7.9
Security Interest	8.17(b)
Seller	Preliminary Statement
Seller Accounting Principles	1.4(a)
Selling Subsidiaries	1.3(b)(iv)
Specified Buyer Representations	5.3(a)
Specified Seller Representations	5.2(a)
Tax Returns	8.17(b)
Taxes	8.17(b)
Term Loan Payoff Amount	4.6
Term Loan Payoff Letter	4.6

Transaction Documents	1.1(b)(viii)
Transferred Books and Records	1.1(a)(vii)
Transferred Contracts	1.1(a)(v)
Transferred IP Registrations	1.1(a)(ii)
Transferred Medical Materials	1.1(a)(ix)
Transferred Patents	1.1(a)(i)
Transferred Promotional Materials	1.1(a)(viii)
Transferred Regulatory Approvals	8.17(b)
Transferred Trademarks	1.1(a)(ii)
WARN	7.10(f)

ASSET PURCHASE AND SALE AGREEMENT
This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of July 29, 2020 by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and TerSera Therapeutics LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”
INTRODUCTION
1.Seller is engaged in the research, development, commercialization, promotion, marketing and sale of the Product (the “Business”) and (directly or indirectly through one or more Selling Subsidiaries) owns the Acquired Assets.
2.Buyer desires to purchase, and Seller desires to sell (or cause to be sold) to Buyer, the Acquired Assets, and Buyer desires to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
PURCHASE AND SALE

1.1 Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.
(a) Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell (or cause to be sold) to Buyer, and Buyer shall purchase, all right, title and interest of Seller or any Selling Subsidiary in, to and under the following assets, in each case to the extent transferrable or assignable and as in existence as of the Closing (collectively, the “Acquired Assets”) free and clear of all Security Interests (other than Permitted Security Interests):
(i) the patents, patent registrations and patent applications set forth on Schedule 1.1(a)(i) (collectively, the “Transferred Patents”);
(ii) the trademarks, trademark registrations, trademark applications, trade names and domain names set forth on Schedule 1.1(a)(ii) (together with the goodwill associated therewith) (collectively, the “Transferred Trademarks” and, collectively with the Transferred Patents, the “Transferred IP Registrations”));
(iii) all copyrights that are related exclusively to the Product;
(iv) all Know-How that is related exclusively to the Product;

(v) all agreements (including open purchase orders) related exclusively to the Product, including the agreements set forth on Schedule 1.1(a)(v) (collectively, the “Transferred Contracts”);
(vi)  all Inventory;
(vii) all books and records, including all laboratory books, batch records and stability studies, that are prepared and maintained by or on behalf of Seller or any subsidiary of Seller and (A) constitute Regulatory Documentation or (B) are otherwise related exclusively to the Product (collectively, the “Transferred Books and Records”);
(viii) sales or promotional literature or brochures, advertising materials, art work and display units, in each case that are related exclusively to the Product (collectively, the “Transferred Promotional Materials”);
(ix) all medical or scientific literature, brochures or other materials used for educational or other non-promotional purposes, in each case that are related exclusively to the Product (collectively, the “Transferred Medical Materials”);
(x) the Transferred Regulatory Approvals;
(xi)  all of the assets, properties, contracts, rights and interests primarily used in, primarily held for use in, or primarily relating to the operation of the Business (other than Excluded Assets);
(xii) all accounts receivable for purchases from Seller or any of its Affiliates of the Product; and
(xiii) any goodwill associated with the assets described in the foregoing clauses (i) through (xii).
(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, all right, title and interest of Seller or any of its Affiliates in, to or under the following shall constitute “Excluded Assets”:
(i) any asset, right or property of Seller or any of its Affiliates that is not identified in clauses (i) through (xii) of Section 1.1(a);
(ii) all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;
(iii) all capital stock or other equity interests of any Affiliate of Seller and the corporate minute books and other books and records of Seller or any of its Affiliates, other than the Transferred Books and Records;

(iv) all interests of Seller or any of its Affiliates in real property and any leasehold interest in real property;
(v) all insurance policies and all rights to insurance claims, related refunds and proceeds thereunder;
(vi) all Tax refunds and Tax deposits and all Tax books and records;
(vii) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, at or after the Closing relating to the items set forth above in this Section 1.1(b) or to any Excluded Liabilities;
(viii) all Employee Benefit Plans of Seller and any assets thereunder;
(ix) all rights of Seller or any of its Affiliates under this Agreement or the agreements, documents and instruments that will be delivered pursuant to this Agreement (collectively, the “Transaction Documents”); and
(x)   the assets set forth on Schedule 1.1(b)(ix).
Notwithstanding anything to the contrary herein, the Acquired Assets shall not include, and, at the Closing, Seller or its applicable Affiliate shall retain, all of the Excluded Assets.
(c) Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking (the “Assumption Agreement”), in the form attached hereto as Exhibit A, pursuant to which Buyer, at and as of the Closing, shall assume and agree to pay, perform and discharge when due all of the following obligations and liabilities of Seller or any of its Affiliates to the extent primarily related to the Acquired Assets, the Product or the Business (collectively, the “Assumed Liabilities”):
(i)  all obligations and liabilities of Seller or any of its Affiliates, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Acquired Assets, the Product or the Business, whether arising before, at or after the Closing;
(ii)  all trade accounts payable related to the Business and all other obligations and liabilities reflected on the Closing Statement;
(iii) all obligations and liabilities of Seller or any of its Affiliates under or arising out of the Transferred Contracts;
(iv) all obligations and liabilities of Seller or any of its Affiliates under the Transferred Regulatory Approvals;

(v) all obligations and liabilities of Seller or any of its Affiliates arising out of the ownership of the Transferred IP Registrations;
(vi) all obligations and liabilities in respect of employee relations and benefits which are expressly the responsibility of Buyer pursuant to Section 7.10;
(vii)  all obligations and liabilities of Buyer under Section 7.1, Section 7.2 and/or Section 7.3;
(viii) all obligations and liabilities in respect of Taxes for which Buyer is responsible pursuant to Section 7.7;
(ix)  all obligations and liabilities of Seller or any of its Affiliates arising out of or relating to Deferred Items under Section 1.5;
(x) all obligations and liabilities of Seller or any of its Affiliates with respect to all Proceedings (including product liability claims, claims arising out of or relating to injury to or death of persons or destruction of or damage to property) or investigations arising out of or relating to the Business or the Acquired Assets or any Product developed, manufactured or sold prior to, at or after the Closing, regardless of whether any such Proceeding was commenced prior to, at or after the Closing; and
(xi) all obligations and liabilities arising out of any Business Guarantee that is not replaced by Buyer at or prior to the Closing pursuant to Section 4.5.
From and after the Closing, Buyer shall defend, indemnify, protect and hold harmless Seller and its Affiliates from, against and in respect of, and will compensate and reimburse Seller and its Affiliates for, all Losses (regardless of whether such Losses relate to any claim by a third party) suffered, sustained, incurred or paid by Seller or any of its Affiliates that constitute or arise out of Assumed Liabilities.
(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):
(i) any Taxes of Seller or any of its subsidiaries and any Taxes related to the Acquired Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, except as otherwise provided in Section 7.7;
(ii) all obligations and liabilities in respect of employee relations and benefits which are expressly the responsibility of Seller pursuant to Section 7.10;
(iii) all obligations and liabilities of Seller or any Selling Subsidiary under the Transaction Documents;

(iv) all obligations and liabilities of Seller or any of its subsidiaries for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
(v) all obligations and liabilities under the Term Loan Credit Agreement;
(vi) all obligations and liabilities of Seller or any of its Subsidiaries related to [**]; and
(vii) all obligations and liabilities relating to or arising out of [**].
From and after the Closing, Seller shall defend, indemnify, protect and hold harmless Buyer and its Affiliates from, against and in respect of, and will compensate and reimburse Buyer and its Affiliates for, all Losses (regardless of whether such Losses relate to any claim by a third party) suffered, sustained, incurred or paid by Buyer or any of its Affiliates that constitute or arise out of Excluded Liabilities.
1.2 Purchase Price and Related Matters.
(a) Purchase Price.
(i) In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall (A) at the Closing, (i) assume the Assumed Liabilities as provided in Section 1.1(c), (ii) on behalf of Seller, pay the Term Loan Payoff Amount in accordance with the Term Loan Payoff Letter as set forth in Section 1.3(b)(x) in cash by wire transfer of immediately available funds, and (iii) pay to Seller, in cash, by wire transfer of immediately available funds, an amount equal to the Closing Payment and (B) from and after the Closing, pay to Seller any Milestone Payment that becomes payable pursuant to Section 1.6.
(ii) Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement in the format of the Form of Closing Statement setting forth Seller’s good faith estimate of the Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”), including its good faith estimate of the Closing Inventory Value. For the avoidance of doubt, the Estimated Closing Adjustment Amount may be a positive or negative number.
(b) Allocation. As soon as practicable following the final determination of the Final Closing Adjustment Amount pursuant to Section 1.4, Seller shall prepare and deliver to Buyer an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities (and any other capitalizable costs to the extent properly taken into account under the Code) among the Acquired Assets, such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2(b). In the event that any subsequent adjustment to the Adjusted Purchase Price occurs (i) as a result of payment of a Milestone Payment or (ii) for any other reason, Seller shall adjust the allocations under this Section 1.2(b) in such manner as it shall consider appropriate in its reasonable discretion. The Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Code. Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation Schedule. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation Schedule, except to the extent otherwise required by Law.
1.3 The Closing.
(a)  Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, or, if agreed by the Parties, remotely, via electronic exchange of documents, on the second (2nd) Business Day following the day on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by either of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have first been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Wilmington, Delaware or Houston, Texas are permitted or required by Law to remain closed.
(b) Actions at the Closing.
At the Closing:
(i) Seller shall execute and deliver to Buyer the certificate referred to in Section 5.2(c);
(ii) Buyer shall execute and deliver to Seller the certificate referred to in Section 5.3(c);
(iii) Buyer shall execute and deliver to Seller the Assumption Agreement;
(iv) Seller shall deliver to Buyer the Bill of Sale in the form attached hereto as Exhibit B executed by Seller (and any subsidiary of Seller that has any right, title or interest in, to or under any of the Acquired Assets (each a “Selling Subsidiary”));

(v) Seller shall deliver to Buyer the Patent Assignment in the form attached hereto as Exhibit C executed by Seller (and any Selling Subsidiary that has any right, title or interest in, to or under any of the Transferred Patents);
(vi) Seller shall deliver to Buyer the Trademark Assignment in the form attached hereto as Exhibit D executed by Seller (and any Selling Subsidiary that has any right, title or interest in, to or under any of the Transferred Trademarks);
(vii) Seller and Buyer, as applicable, shall deliver to the other Party the Regulatory Notices, executed by the applicable Party;
(viii) Buyer shall pay to Seller the Closing Payment, in cash by wire transfer of immediately available funds to an account designated by Seller;
(ix) (A) Seller shall deliver to Buyer copies of resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Seller, and (B) each Selling Subsidiary shall deliver to Buyer copies of resolutions duly adopted by such Selling Subsidiary’s governing body authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified by an officer of such Selling Subsidiary
(x) Seller shall deliver to Buyer the Term Loan Payoff Letter, executed by the Lenders, and indicating that upon payment of the Term Loan Payoff Amount, the indebtedness outstanding under the Term Loan Credit Agreement shall be paid and satisfied in full and, to the extent applicable, the Lenders shall release their respective Security Interests and authorize Buyer to file Uniform Commercial Code termination statements and any other documents and/or endorsements necessary to release of record the security interests of all such Lenders (including, for the avoidance of doubt, releases in form and substance for recordation at the United States Patent and Trademark Office, United States Copyright Office or any other similar domestic or foreign office or agency); and
(xi) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
1.4 Post-Closing Adjustment.
(a) Within 90 days after the Closing Date (which period shall be extended by one day for each day that Buyer is in breach of its obligations under Section 7.8), Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) calculating the Closing Adjustment Amount. For purposes of this Agreement, “Closing Adjustment

Amount” means the amount (which may be positive or negative) equal to (i) the amount expressed as a dollar value of Inventory as of the close of business on the Closing Date (the “Closing Inventory Value”), plus (ii) the amount expressed as a dollar value of (A) the assets included in the Acquired Assets (other than Inventory) as of the close of business on the Closing Date of the type described by the asset line items on the Form of Closing Statement, less (B) the liabilities included in the Assumed Liabilities as of the close of business on the Closing Date of the type described by the liability line items on the Form of Closing Statement, in each case of clauses (i) and (ii) calculated in accordance with the accounting practices, methods, treatments, principles and procedures used by Seller to prepare its historical consolidated financial statements, applied in a manner consistent with the past practices of Seller (the “Seller Accounting Principles”). The Closing Statement shall be prepared in the format of Exhibit E (the “Form of Closing Statement”) and using the Seller Accounting Principles.
(b) If Buyer disputes the Closing Adjustment Amount as shown on the Closing Statement prepared by Seller, Buyer shall deliver to Seller within 30 days after receipt of the Closing Statement a notice accompanied by supporting documentation and setting forth Buyer’s calculation of the Closing Adjustment Amount (which shall be calculated in accordance with Section 1.4(a)) and describing in detail the basis for the determination of such different Closing Adjustment Amount (the “Dispute Notice”). Buyer and Seller shall use reasonable efforts to resolve such differences regarding the determination of the Closing Adjustment Amount for a period of 30 days after Buyer has given the Dispute Notice. If Buyer and Seller resolve such differences, the Closing Adjustment Amount agreed to by the Parties shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement.” If Buyer does not timely deliver a Dispute Notice to Seller, then the Closing Adjustment Amount proposed by Seller in its Closing Statement shall be deemed to be the “Final Closing Adjustment Amount” and shall be conclusive and binding on the Parties, absent fraud or manifest error.
(c) If Buyer and Seller do not reach a final resolution on the Closing Adjustment Amount within 30 days after Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, a national accounting firm jointly selected by Seller and Buyer (or if Seller and Buyer are unable to agree on an accounting firm, a national accounting firm jointly selected by a national accounting firm selected by Seller and a national accounting firm selected by Buyer) (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. Each of Buyer and Seller shall be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Seller, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Adjustment Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Adjustment Amount within 20 Business Days thereafter. The Closing Adjustment Amount determined by the Neutral

Accountant shall be deemed to be the Final Closing Adjustment Amount and the Closing Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.
(d) The Neutral Accountant shall not be authorized or permitted to:
(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Adjustment Amount in accordance with this Section 1.4;
(ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by the Parties; or
(iii) apply any accounting practices, methods, treatments, principles or procedures other than the Seller Accounting Principles.
(e) Each of Seller and Buyer shall pay one-half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted one or more positions with respect to the Closing Statement or the calculation of the Closing Adjustment Amount that are frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party, in which case the Neutral Accountant shall provide to the Parties a written explanation of its reasons for making such a determination.
(f) The Parties agree that the procedures set forth in this Section 1.4 for resolving disputes with respect to the Closing Adjustment Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.
(g) If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Closing Adjustment Amount and the Final Closing Adjustment Amount. If the Final Closing Adjustment Amount is more than the Estimated Closing Adjustment Amount, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Adjustment Amount and the Estimated Closing Adjustment Amount. Any payment pursuant to this Section 1.4(g) shall be made in cash by wire transfer of immediately available funds into an account designated by Buyer or Seller, as the case may be, within five (5) Business Days after the date on which the Final Closing Adjustment Amount is finally determined pursuant to this Section 1.4.
1.5 Consents to Assignment; Shared Contracts.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller or Buyer thereunder and such consent is not obtained at or prior to the Closing (a “Deferred Consent”). With respect to each Deferred Consent, (a) the Acquired Asset to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from transfer pursuant to this Agreement without any reduction in the amounts payable to Seller hereunder, (b) for a period of three (3) months after the Closing, Seller and Buyer shall, at Buyer’s expense, cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Seller shall not be required to make any payments that are not reimbursed by Buyer or agree to any material undertakings in connection therewith, and (c) during such period until such Deferred Consent is obtained, Seller and Buyer shall, at Buyer’s expense, cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates under the Deferred Item) and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates) with respect to the Deferred Item.
(b) Schedule 1.5(b) sets forth a list of certain contracts which relate in part to the Business and/or Product but which are Excluded Assets (the “Shared Contracts”). Seller has provided Buyer with true and complete copies of all Shared Contracts, including all amendments or modifications thereto. From the date hereof until the first (1st) anniversary of the Closing, Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits and (ii) Buyer would assume any related economic burden, with respect to the Shared Contracts, including by causing the counterparty to each Shared Contract to consent to the partial assignment of those rights of Seller or the applicable Selling Subsidiary under such Shared Contract, or to otherwise reasonably cooperate with Buyer in Buyer’s efforts to enter into a new contract with such counterparty on substantially the same terms as exist under such Shared Contract, in each case as of the date hereof (a “New Contract”). The portion related to the Business of each such Shared Contract for which the parties have received consent to such partial assignment shall thereafter be deemed to be a Transferred Contract hereunder and, if applicable, Seller or the applicable Selling Subsidiary shall wholly assign, or partially assign, such portion to Buyer as of the Closing. Any Shared Contract with respect to which Buyer enters a New Contract shall no longer be deemed a Shared Contract as of the effective date of such New Contract. Any liability or obligation related to a Shared Contract (including with respect to a breach of a Shared Contract) (a) arising prior to the

Closing or (b) after the Closing, that is not primarily related to the Business shall, in each case, be the sole responsibility of Seller or its Affiliates and in no event shall be deemed to be an Assumed Liability or otherwise be a liability of Buyer or its Affiliates. After the date hereof, Seller and the Selling Subsidiaries will provide Buyer with access to information, contracts and other documents reasonably requested by Buyer regarding the matters contemplated by this Section 1.5(b).
1.6 Milestone Payments and Related Covenants. Seller shall be entitled to payments following the Closing and shall be the beneficiary of obligations of Buyer to be performed following the Closing, in each case, as set forth in this Section 1.6 (such payments, as set forth below, the “Milestone Payments”).
(a) Milestone Events; Notice of Achievement. Buyer shall (i) provide written notice to Seller of the achievement by or on behalf of the Buyer Rights Group (or any member or members thereof) of any milestone set forth below (each, a “Milestone Event”) within five (5) Business Days after the date of the achievement of such Milestone Event and (ii) pay the applicable Milestone Payment set forth in the table below to Seller within ten (10) Business Days after such achievement (except with respect to Milestone #3, which shall be paid in quarterly installments concurrently with the quarterly reports given by Buyer pursuant to Section 1.6(d) below).

Milestone	Milestone Event	Milestone Payment($)
Milestone #1	Successful completion of Assumed Study primary endpoint (i.e., [**])	$[**]
Milestone #2	FDA approval of a supplemental new drug application for Product for a new indication for the treatment of BTC (the “Milestone Indication”)	$[**]
Milestone #3	Annual Net Sales of Milestone Product in the Milestone Indication	[**]% of such annual Net Sales of Milestone Product in the Milestone Indication
Milestone #4	Annual Net Sales of Milestone Product in the Milestone Indication exceeding $[**]	$[**]
Milestone #5	Cumulative Net Sales measured beginning [**] of Milestone Product in the Milestone Indication exceeding $[**]	$[**]

(b) If Milestone #2 occurs before Milestone #1, Milestone #1 shall be deemed achieved concurrently with the achievement of Milestone #2 and the corresponding Milestone Payment shall be paid in accordance with Section 1.6(a).
(c) Following the Closing, Buyer shall, and shall cause each other member of the Buyer Rights Group and its licensees, sublicensees, assignees and other transferees to, (i) act in good faith and use Commercially Reasonable Efforts to achieve the Milestone Events, (ii) carry out the development plan attached hereto as Exhibit F (the “Development Plan”), which the Buyer may, from time to time, reasonably modify consistent with Buyer’s exercise of Commercially Reasonable Efforts to achieve the Milestone Events and (iii) refrain from taking any action in bad faith or without reasonable basis or which is intended to prevent, or the primary purpose or effect of which is to frustrate, the realization of the achievement of any of the Milestone Events or the payment of any of the Milestone Payments. Buyer shall, and shall cause each other member of the Buyer Rights Group and its licensees, sublicensees, assignees and other transferees to, comply with all applicable Laws in performing its obligations under this Section 1.6.
(d) From and after the Closing and until such time as all Milestone Payments have been paid by Buyer pursuant to this Section 1.6, Buyer shall provide Seller, within thirty (30) calendar days following the end of each calendar quarter, with a reasonably detailed written report of the efforts of the Buyer Rights Group to achieve the Milestone Events, its progress with respect thereto and its then-current plans for progressing toward the achievement thereof, as well as Net Sales of Milestone Products in the Milestone Indication. Each such report shall include (without limitation) the efforts, progress and plans of the Buyer Rights Group relating to the research, development, manufacture, commercialization and sale of Milestone Products, a reasonably detailed report of all revenues from sales of Milestone Products by or on behalf of the Buyer Rights Group (or any member thereof) and its licensees, sublicensees, assignees and other transferees during such calendar quarter and the year-to-date period then ended, deductions taken in determining Net Sales, and the efforts, progress and plans of the members of the Buyer Rights Group and its licensees, sublicensees, assignees and other transferees, as of the date of the report, as to all:
(i) planned and ongoing non-clinical studies related to Milestone Products;
(ii) planned and ongoing clinical trials of Milestone Products, including the enrollment of patients therein and results therefrom;
(iii)  modifications to the then-current Development Plan;
(iv) planned and completed regulatory filings of Milestone Products (including applications for manufacturing, marketing and pricing approvals);

(v) material correspondence with Governmental Entities with respect to Milestone Products;
(vi) planned and ongoing commercial launches and manufacturing, promotion, distribution and medical education efforts relating to Milestone Products; and
(vii) other material matters relating to the research, development, manufacture, commercialization and sale of Milestone Products.
(e) Following receipt by Seller of each such report delivered by Buyer pursuant to Section 1.6(d), Seller may request a meeting with senior representatives of the members of the Buyer Rights Group having detailed knowledge of such efforts, progress and plans, for the purpose of providing Seller an opportunity to inquire about the content of such report and such efforts, progress and plans of the members of the Buyer Rights Group relating to the achievement of the Milestone Events. If Seller so requests a meeting, Buyer shall cause the appropriate representatives of the members of the Buyer Rights Group to promptly, and in any event not later than thirty (30) calendar days following such request, meet with Seller in person or by telephone conference or video conference as mutually agreed by the applicable parties. Buyer shall cause the appropriate representatives of the members of the Buyer Rights Group to promptly and fully respond, during such meeting, telephone conference or video conference if practicable (or, if not then practicable, as soon as practicable thereafter), to Seller’s inquiries for the purpose of providing Seller with a reasonably detailed understanding of the efforts, progress and plans of the members of the Buyer Rights Group relating to the achievement of the Milestone Events.
(f) Buyer shall, and shall cause each other member of the Buyer Rights Group and its licensees, sublicensees, assignees and other transferees to, keep adequate books and records of accounting for the purpose of confirming whether any Milestone Event has occurred and Net Sales for a period of ten (10) years following the end of the calendar year to which such books and records pertain. At the election of Seller at any time after the Closing until two (2) years after the delivery of any report pursuant to Section 1.6(d), Buyer shall, and shall cause each other member of the Buyer Rights Group and its licensees, sublicensees, assignees and other transferees to permit an independent, certified public accountant appointed by Buyer (the “Auditor”), at reasonable times and upon reasonable notice to Buyer, but in no event more than once every calendar year, to examine such books and records as may be necessary for the purpose of verifying the information set forth in such report. If Seller exercises its right in the immediately preceding sentence and the Auditor determines that any Milestone Payment (or portion thereof) that has been earned has not been paid when due, then Buyer shall promptly (and in any event within five (5) Business Days following such determination) pay to Seller such unpaid Milestone Payment (or portion thereof) (together with interest thereon determined in accordance with Section 1.6(g)) and reimburse Seller for the fees and expenses of the Auditor.

(g) The Parties understand and agree that (i) the Milestone Payments are an integral part of the consideration payable to Seller in connection with the transactions contemplated hereby and (ii) Buyer shall pay interest on any portion of any Milestone Payment that is not paid when due, which interest shall accrue on such unpaid amount from the due date thereof until the date of payment thereof at a rate of 15% per annum, compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law. In addition, Buyer shall pay all legal fees and expenses, costs of litigation, pre- and post-judgment interest and other expenses incurred by Seller in enforcing its rights under this Section 1.6 or collecting any Milestone Payment (or portion thereof) not paid when due. Each Milestone Payment shall be non-refundable and non-creditable and no Milestone Payment shall be subject to any right of set off, clawback or recoupment of any kind.
(h) With respect to calculating Net Sales of the Milestone Product in the Milestone Indication for any period, the Parties shall agree upon a methodology for determining such Net Sales for such period based on data from a mutually agreed third party data source, such as IQVIA and allocation of costs as appropriate. If the Parties are unable to reach agreement on such methodology or third party data source and such allocation as appropriate, the Parties shall submit such matter for resolution to a nationally recognized independent expert jointly selected by Seller and Buyer. Net Sales shall be determined using the methodology and data established pursuant to this Section 1.6, based on the Net Sales for the applicable period, subject to the Buyer’s audit rights under Section 1.6(f).
(i) Any Milestone Payment that is paid to Seller shall be treated as an adjustment to the Adjusted Purchase Price for Tax purposes, except to the extent otherwise required by Law.
1.7 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party and at the requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.
Article II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the following representations and warranties are true and correct, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify (i) the corresponding section or paragraph of this Agreement and (ii) each other section or paragraph of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other section or paragraph. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, as to any matter, including that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business.

2.1 Organization, Qualification and Corporate Power.
(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified to conduct business under the Laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. Seller has all requisite corporate power and authority to carry on the Business.
(b) Each Selling Subsidiary is an entity duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect.
2.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. Each Selling Subsidiary has all requisite corporate (or comparable) power and authority to execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery of the Transaction Documents by Seller and the Selling Subsidiaries, as applicable, the performance by each of Seller and the Selling Subsidiaries of its obligations under the Transaction Documents and the consummation by Seller and the Selling Subsidiaries of the transactions contemplated hereby and thereby have been (or in the case of any Selling Subsidiary, will as of the execution and delivery of any Transaction Document by such Selling Subsidiary be) duly and validly authorized by all necessary corporate or comparable action on the part of Seller and each Selling Subsidiary, as applicable. This Agreement has been, and each other Transaction Document (when executed and delivered by Seller or the applicable Selling Subsidiary) will be, duly and validly executed and delivered by Seller or the applicable Selling Subsidiary and, assuming this Agreement constitutes, and that such other Transaction Documents (when executed and delivered by Buyer) will constitute, the valid and binding obligations of Buyer, constitute or (when executed and delivered) will constitute the valid and binding obligations of Seller and each Selling Subsidiary, enforceable against Seller and each Selling Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Enforceability Exceptions”).
2.3 Noncontravention. Subject to compliance with applicable Antitrust Laws, neither the execution and delivery of any Transaction Document by Seller or any Selling Subsidiary, nor the consummation by Seller of the transactions contemplated hereby, will:
(a) conflict with or violate any provision of the charter or bylaws or comparable organizational documents of Seller or any Selling Subsidiary;
(b) require on the part of Seller or any Selling Subsidiary any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to the Business;
(c) assuming Buyer is not an Ipsen Competitor as defined in that certain License and Collaboration Agreement, dated October 21, 2014 between Seller and Ipsen Pharma SAS, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any Transferred Contract or any Transferred Regulatory Approval, except for any such conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, consent or waiver that would not reasonably be expected to be material to the Business; or
(d) violate any Order specifically naming, or Law applicable to, Seller or any of or its properties or assets, except for any violation that would not reasonably be expected to be material to the Business.
2.4 Management Accounts. Seller has provided to Buyer copies of the unaudited financial information representing the revenue and direct expenses of the Business for the twelve (12) months ended December 31, 2019 and the six (6) months ended June 30, 2020 (collectively, the “Management Accounts”). The Management Accounts have been derived from the historical consolidated accounts of Seller. The Management Accounts are not intended to be a complete presentation of the results of operations of the Business and exclude costs not directly associated with producing the revenues (e.g., corporate and shared services and other indirect general and administrative costs), other costs (e.g., manufacturing variances, interest income/expense and income taxes) and non-cash expenses (e.g., amortization and impairment charges). The Management Accounts do not necessarily represent the revenues and direct expenses of the Business as if it had been operated as a separate / stand-alone entity during the periods presented. In addition, the Management Accounts are not necessarily indicative of the future financial performance of the Business.
2.5 Absence of Certain Changes. From December 31, 2019 through the date of this Agreement, there has not been a Business Material Adverse Effect.

2.6 Undisclosed Liabilities. Seller does not have any liability that is material to the Business and required by United States generally accepted accounting principles to be shown on a balance sheet, except for (a) liabilities reflected in Section 2.6 of the Disclosure Schedule, (b) liabilities that arise after the date of the disclosure set forth in Section 2.6 of the Disclosure Schedule in the ordinary course of business and (c) Excluded Liabilities.
2.7 Title to Acquired Assets; Tangible Personal Property.
(a) Seller or a Selling Subsidiary has good title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property included in the Acquired Assets, free and clear of any Security Interests.
(b) The Acquired Assets and the Shared Contracts constitute all assets of Seller or any of its subsidiaries that are material to the conduct of the Business.
2.8 Intellectual Property. Seller owns the Transferred IP Registrations. To Seller’s knowledge, there is no pending or threatened Proceeding alleging infringement by the Business of any patents, trademarks, trade names, service marks or copyrights of any third party. To Seller’s knowledge, the manufacture, use, offer for sale, sale and importation of the Product in the conduct of the Business as presently conducted do not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party. To Seller’s knowledge, there is no third party infringement of the Transferred IP Registrations that is material to the Business.
2.9 Contracts. Seller has made available to Buyer true, correct and complete copies of all material Transferred Contracts, except to the extent the terms of any Transferred Contract prohibits Seller from disclosing such Transferred Contract to Buyer. Each Transferred Contract is a legal, valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, of each other party thereto (except as enforceability may be limited by the Enforceability Exceptions). There exists no material breaches or defaults under any Transferred Contract by Seller or, to Seller’s knowledge, any other party thereto.
2.10 Litigation. As of the date hereof, (a) there are no material Orders issued by any Governmental Entity binding on the Business or the Acquired Assets, and (b) there are no material Proceedings pending (or, to Seller’s knowledge, threatened in writing) against Seller with respect to the Acquired Assets or the Business.
2.11 Employee Matters. Section 2.11 of the Seller Disclosure Letter contains a list, as of the date hereof, of each employee of Seller engaged primarily in the Business and for whom Seller consents to Buyer (or one of its Affiliates) making an offer of employment pursuant to Section 7.10(b) (each, a “Business Employee”), including the following information for each Business Employee: name, date of hire, position, full/part-time status, exempt/non-exempt status, leave status (if applicable), rate of compensation, and union/non-union status and whether Seller has any individual employment agreement with such Business Employee. Seller is not a party to or bound by any collective bargaining or works council agreement related to the Business

2.12 Compliance with Laws and Regulatory Matters.
(a) Seller is conducting the Business in compliance in all material respects with all Laws applicable to the Business or the Acquired Assets, including all Laws applicable to the nonclinical and clinical testing, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling and/or testing of the Product (all such applicable Laws, collectively, the “Health Care Laws”). Since January 1, 2015, Seller has not received any written notice, including any warning letter, notice of adverse finding, or notice of deficiency, or similar communication from the FDA or any other Governmental Entity, (i) contesting the Transferred Regulatory Approvals, (ii) alleging that the Product or the ownership, manufacturing, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling and/or testing thereof is in violation in any material respect of any applicable Health Care Law, Transferred Regulatory Approval or other Permit, or (iii) otherwise alleging any material violation of any Health Care Laws by Seller or any of its subsidiaries with respect to the Business and/or Product.
(b) Seller holds all material authorizations, licenses, permits, franchises, privileges, certificates, regulatory approvals and other authorizations of any Governmental Entity (“Permits”), that are necessary for Seller to conduct the Business as presently conducted. Seller is not in violation of or default in any material respect under any such Permit. As of the date of this Agreement, no written notice of cancellation or default concerning any such Permit has been received by Seller. Each such Permit is valid and in full force and effect.
(c) All material filings, declarations, listings, registrations, reports or submissions, including adverse event and other safety reports, required to be filed by Seller with any Regulatory Authority with respect to the Product have been filed. All such filings, declarations, listings, registrations, reports or submissions were in compliance, in all material respects, with applicable Laws when filed, and, as of the date of this Agreement, no material deficiencies have been asserted in writing by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.
(d)  Seller has made available to Buyer true, correct and complete copies of all Transferred Regulatory Approvals and all material applications, registrations and correspondence submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all preclinical or clinical studies and other data, relating to the Product in Seller’s possession or control (“Regulatory Documentation”).
2.13 Environmental Matters and Regulations. Seller is now and has been since January 1, 2015 conducting the Business in compliance in all material respects with all applicable Environmental Laws. Seller has all of the Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing. Since January 1, 2015, Seller has not received any written notice of any Proceeding or request for information alleging that Seller is, with respect to the Business, in material violation of or subject to material liability under any Environmental Law. Seller, with respect to the Business, is not subject to any Order or agreement with any Governmental Entity imposing material liability or material obligations relating to any Environmental Law or any Hazardous Materials.
2.14 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than any such fees or commissions that constitute Excluded Liabilities.
Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following representations and warranties are true and correct:
3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and is duly qualified to conduct business under the Laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Buyer Material Adverse Effect.
3.2 Authorization of Transaction. Buyer has all requisite limited liability power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document by Buyer and the performance by Buyer of its obligations under the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been, and each other Transaction Document (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes, and that such other Transaction Documents (when executed and delivered by Buyer) will constitute, the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.
3.3 Noncontravention. Subject to compliance with applicable Antitrust Laws, neither the execution and delivery of any Transaction Document by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:
(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);
(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any contract, lease, sublease, license, sublicense, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness for borrowed money or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or
(d) violate any Order specifically naming, or Law applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.
3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.5 Litigation. There are no Proceedings pending against, or, to Buyer’s knowledge, threatened in writing against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.
3.6 Financing. At the Closing, Buyer will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including payment to Seller of the Closing Payment and payment or performance of any other obligations under this Agreement. Buyer acknowledges that its obligations under this Agreement are not contingent upon or subject to any conditions regarding its or their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”). Buyer has delivered to Seller a correct and complete copy of an equity commitment letter (including any amendments, exhibits, annexes and schedules thereto, the “Equity Commitment Letter”), dated as of the date hereof, among Buyer and the GTCR Investors, pursuant to which each of the GTCR Investors has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Buyer in the amount set forth therein in connection with the consummation of the Contemplated Transactions. Buyer has delivered to Seller a correct and complete copy of a debt commitment letter (together, along with any amendments, replacements (in whole or in part) exhibits, annexes and schedules thereof, the “Debt Commitment Letter”, and, collectively with the Equity Commitment Letter, the “Commitment Letters”) dated as of the date hereof, among the financial institutions named therein (collectively, with all of their

Affiliates, permitted assigns pursuant to the Debt Commitment Letter and any other financial institutions that become a party to the Debt Commitment Letter, the “Financing Sources”) and Buyer, pursuant to which, but subject to the terms and conditions of which, the Financing Sources have committed to provide or cause to be provided debt financing to Buyer set forth therein in connection with the consummation of the Contemplated Transactions for the purposes of financing a portion of the transactions contemplated hereby in accordance with the terms hereof and the payment of related fees and expenses (the “Debt Financing” and, together with the Equity Financing and any alternative financing, the “Financing”). The Commitment Letters are in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect that would reduce the amount of funds available to consummate the transactions under this Agreement. Each Commitment Letter constitutes a legal, valid and binding obligation of Buyer, and, to Buyer’s knowledge, the other parties thereto, enforceable in accordance with its terms against Buyer, and, to Buyer’s knowledge, the other parties thereto, except the Enforceability Exceptions. As of the date of this Agreement, there are no other agreements, side letters or arrangements relating to the Commitment Letters, in each case to which Buyer or its Affiliates are a party that would reasonably be expected to affect the availability of the Financing other than (a) as set forth in the Commitment Letters, or (b) which do not increase the conditionality, reduce the aggregate amount of, or otherwise affect the availability, of the Financing, and Buyer does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in the Commitment Letter not being satisfied, or the Financing not being available to Buyer on the Closing Date. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitment Letter, and, as of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article V hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Commitment Letter. As of the date hereof, Buyer shall have fully paid any and all commitment fees or other fees required to be paid under the Commitment Letters that are due and payable as of the date hereof. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms therein. Buyer has made available to Seller true, correct and complete copies of the First Lien Credit Agreement and the Second Lien Credit Agreement. Each Loan Document is a legal, valid, binding and enforceable obligation of Buyer and, to Buyer’s knowledge, of each other party thereto (except as enforceability may be limited by the Enforceability Exceptions).
3.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any such financing, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.8 No Other Representations or Warranties.
(a) Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (in each case as qualified and limited by the Disclosure Schedule and subject to Section 8.13(a)), (i) none of Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has made or is making any express or implied representation or warranty with respect to the Business, the Acquired Assets or the Assumed Liabilities, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person in connection with this Agreement, the transactions contemplated hereby or otherwise, and (ii) none of Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any such information provided or made available to any of them by Seller or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Seller set forth in Article II (in each case as qualified and limited by the Disclosure Schedule and subject to Section 8.13(a))) none of Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on or will rely on any such information (including the accuracy or completeness thereof).
(b) Without limiting Buyer’s other obligations or acknowledgments, and subject only to the express representations and warranties contained in Article II (in each case as qualified and limited by the Disclosure Schedule and subject to Section 8.13(a)), Buyer agrees that the Acquired Assets are being purchased, and will be accepted, by Buyer “AS-IS, WHERE-IS” and “WITH ALL FAULTS” (whether latent or patent). Except for its express representations and warranties set forth in Article II (in each case as qualified and limited by the Disclosure Schedule and subject to Section 8.13(a)), Seller disclaims any express or implied representation or warranty of any kind, including any warranty of habitability, merchantability and/or fitness for a particular purpose.
Article IV
PRE-CLOSING COVENANTS

4.1 Closing Efforts.
(a) Subject to the terms and conditions of this Agreement (including Section 4.1(c)), each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to the other Party’s obligations set forth herein and to consummate the transactions contemplated by this Agreement, including by using its reasonable best efforts to obtain, as promptly as practicable after the date hereof, any waivers, Permits, consents, approvals or other authorizations required to be obtained by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that neither Seller nor any of its Affiliates shall be required to pay any monies or agree to any material undertaking in connection with obtaining or seeking to obtain any of the foregoing.
(b) Without limitation of the foregoing (but subject to Section 4.1(c)), as promptly as practicable after the date of this Agreement, Seller and Buyer shall make all filings required or advisable in connection with the transactions contemplated by this Agreement to be made with any Governmental Entity under any applicable Antitrust Laws. Each of Seller and Buyer undertake and agree to file, no later than ten (10) Business Days after the date of this Agreement, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each of Seller and Buyer shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation. Each Party shall (i) promptly notify the other Party of any substantive written or oral communication to that Party or its Affiliates from any Governmental Entity and, subject to applicable law, permit the other Party or its counsel to review in advance any proposed communication to any of the foregoing, and consider in good faith comments by the other Party prior to submission of such communication; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat; and (iii) with the exception of documents submitted as attachments to the Party’s Notification and Report Form under the HSR Act, furnish the other Party with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party (its Affiliates, and its respective representatives) on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement. Buyer shall be responsible for all filing fees related to this transaction under any applicable Antitrust Law.
(c) Notwithstanding anything to the contrary in this Agreement, Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or, effective as of the Closing, the Acquired Assets, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer, its subsidiaries or the Business, in order to avoid the entry of, or to effect the dissolution of, any Order that would have the effect of preventing or delaying the Closing beyond the Outside Date. For the avoidance of doubt, Buyer shall take any and all actions necessary in order to ensure that (i) no suspensory or waiting period under any applicable Antitrust Law, (ii) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, (iii) no Order in any Proceeding and (iv) no other matter relating to any Antitrust Law would preclude consummation of the transactions contemplated by this Agreement by the Outside Date.
4.2 Conduct of the Business. Except (a) as required or contemplated by this Agreement, (b) as required by applicable Law, (c) as required or contemplated by any agreement in effect on the date hereof and disclosed in the Disclosure Schedule or referred to in this Agreement or (d) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to operate the Business in the ordinary course of business and shall not:
(a) sell, transfer, license or otherwise dispose of to any third party any of the Acquired Assets (except for the sale of Inventory in the ordinary course of business);
(b) with respect to the Business Employees, (i) increase the compensation payable or to become payable to such employees outside the ordinary course of business, or (ii) grant any bonus, severance, retention or termination pay to any Business Employee that would be an Assumed Liability;
(c) enter into a collective bargaining agreement or other labor union agreement with respect to Business Employees;
(d) other than in the ordinary course of business, terminate any Transferred Contract, or make any material amendment to or waive any material right or remedy under any such Transferred Contract;
(e) (i) discharge, settle, compromise, satisfy or consent to any entry of any Order with respect to, any Proceeding that (A) results in any material restriction on the Business or the Product or (B) results in a liability of the Business after the Closing, (ii)

cancel any indebtedness for borrowed money owed to the Business to the extent such indebtedness would constitute an Acquired Asset, or (iii) waive, release or assign any material Proceeding;
(f) incur any indebtedness for borrowed money which would constitute an Assumed Liability other than in the ordinary course of business or result in a lien on any Acquired Asset;
(g) make any commitment for capital expenditures with respect to the Business which are in excess of $250,000 individually or $500,000 in the aggregate; or
(h) agree, in writing or otherwise, to take any of the foregoing actions.
4.3 Access. Subject to compliance with applicable Laws and regulations, and contractual obligations of Seller regarding proprietary information of third parties, Seller shall permit the representatives of Buyer listed on Schedule 4.3 to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the non-privileged financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Buyer acknowledges that it remains bound by the Confidentiality Agreement. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller.
4.4 Certain Covenants of Buyer. During the period from the date of this Agreement until the Closing, Buyer will not, directly or indirectly, without the prior written consent of Seller, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action.
4.5 Replacement of Guarantees. Unless otherwise agreed to in writing by Seller, Buyer shall arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of Seller and its Affiliates, including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to Seller) with respect to the letters of credit or other guarantees or security issued by Seller or any of its Affiliates for the benefit of the Business set forth on Schedule 4.5 (the “Business Guarantees”).
4.6 Term Loan Payoff. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain a customary payoff letter (the “Term Loan Payoff Letter”) for the payoff, discharge and termination of all indebtedness under the Term Loan Credit Agreement as of the Closing (the “Term Loan Payoff Amount”) and the release of all liens on the Acquired Assets thereunder upon payment of the Term Loan Payoff Amount.
4.7 Financing. Buyer shall use its reasonable best efforts to arrange and obtain the Financing on, and subject to, the terms and conditions set forth in the Commitment Letters, including using their reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with, and subject to, their respective terms, (ii) satisfy all conditions and covenants in the Commitment Letters that are a condition to the funding thereof, in each case, in accordance with the terms thereof, other than those conditions under this Agreement of which the Buyer has the benefit, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and (iv) consummate the Financing at Closing in accordance with, and subject to, the terms and conditions of the Commitment Letter. Without the prior written approval of the Seller, Buyer shall not amend, alter or waive the Commitment Letter in any manner that would reasonably be expected to materially impair, materially delay or prevent the funding or financing described therein or the consummation of the Contemplated Transactions. During the period from the date of this Agreement until the Closing, Buyer will not, directly or indirectly, without the prior written consent of Seller, amend or modify the Loan Documents in a manner that includes material terms and conditions that are materially adverse to the Buyer and its Subsidiaries in comparison to the material terms and conditions set forth in the Loan Documents, respectively, as of the date hereof (other than to the extent necessary to facilitate the Debt Financing in accordance with the Debt Commitment Letter). If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than due to the failure of a condition to the consummation of the Financing resulting from a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement), Buyer shall use their respective reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions as promptly as practicable following the occurrence of such event on terms and conditions that are no less favorable to Seller than those set forth in the Commitment Letter, provided, that nothing in this Section 4.7 shall require Buyer to seek or obtain equity financing from any person or persons other than the GTCR Investors. For the avoidance of doubt, Buyer’s reasonable best efforts in this Section 4.7 shall not require Buyer to seek or obtain financing on terms or conditions materially adverse or detrimental to Buyer as compared to those set forth in the Commitment. Notwithstanding the foregoing, Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the Contemplated Transactions irrespective and independently of the availability of the Financing or any alternative financing. Buyer shall give the Seller prompt written notice of any breach by any party to the Commitment Letter of which Buyer becomes aware or any termination of the Commitment Letter. Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of Buyer’s efforts to arrange or obtain the Financing. Notwithstanding the foregoing, compliance by Buyer with this Section 4.7 shall not relieve Buyer of its obligations to consummate the Contemplated Transactions, whether or not the Financing (or any alternative financing) is available.
Article V
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of the Parties. The obligation of each Party to effect the Closing shall be subject to the satisfaction of the following conditions:

(a) Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any waiting periods or approvals under other Antitrust Laws identified on Schedule 5.1(a) shall have expired or been terminated or obtained.
(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (preliminary or permanent) or Law which is in effect and which has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.
5.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing shall be subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)  (i) the representations and warranties of Seller set forth in this Agreement other than the representations and warranties set forth in Sections 2.1, 2.2, 2.3(a) and 2.7(a) (the “Specified Seller Representations”) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (without regard to any materiality or Business Material Adverse Effect qualifications contained therein), except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clause (B) of this clause (i)), (B) where the failure to be true and correct would not reasonably be expected to result in a Business Material Adverse Effect, and (ii) the Specified Seller Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date (subject to the following sub-clause (B) of this clause (ii)) and (B) for changes contemplated or permitted by the terms of this Agreement;
(b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
(c) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;
(d) since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect; and
(e) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).
5.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction (or waiver by Seller) of the following conditions:

(a) (i) the representations and warranties of Buyer set forth in this Agreement other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.4 and 3.6 (the “Specified Buyer Representations”) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clauses (B) and (C) of this clause (i)), (B) for changes contemplated or permitted by the terms of this Agreement and (C) where the failure to be true and correct would not reasonably be expected to result in a Buyer Material Adverse Effect, and (ii) the Specified Buyer Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date (subject to the following sub-clause (B) of this clause (ii)) and (B) for changes contemplated or permitted by the terms of this Agreement;
(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
(c) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied; and
(d) Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).
Article VI
TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
(a) the Parties may terminate this Agreement by mutual written consent;
(b) Buyer or Seller may terminate this Agreement if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the issuance of such Order or the taking of such action was primarily due to the failure of such party to perform any of its material obligations under this Agreement;

(c) Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 or Section 5.2 hereof have become incapable of fulfillment; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty or covenant set forth in this Agreement;
(d) Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.1 or Section 5.3 hereof have become incapable of fulfillment; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to Seller if Seller is then in material breach of any representation, warranty or covenant set forth in this Agreement; and
(e) Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before October 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to a party if the failure of the Closing to have occurred on or before the Outside Date was primarily due to the failure of such party to perform any of its material obligations under this Agreement.
6.2 Effect of Termination.
(a) If this Agreement is terminated pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party, provided that neither Party shall be relieved of any liability for any willful and material breach by such Party of any of its covenants or other agreements prior to such termination; provided, that, Article VIII, this Section 6.2(a) and the respective meanings ascribed to capitalized terms used in this Agreement shall remain in full force and effect and survive any termination of this Agreement.
(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.
(c) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against the Seller in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following the Closing, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. In no event shall Seller be entitled to seek or obtain any recovery or judgment against the Financing Sources, including for any type of damage relating to this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise.

Article VII
CERTAIN POST-CLOSING AGREEMENTS

7.1 Transfer of Regulatory Approvals and Certain Other Acquired Assets.
(a) Promptly following the Closing, and in no event more than five (5) Business Days following the Closing, each of Seller and Buyer shall submit all notices to each Regulatory Authority necessary to transfer each Transferred Regulatory Approval from Seller to Buyer (collectively, the “Regulatory Notices”). Seller and Buyer shall use commercially reasonable efforts to complete the transfer of each Transferred Regulatory Approval as promptly as practicable after the Closing Date. Buyer shall use commercially reasonable efforts to assist Seller in the transfer of the Transferred Regulatory Approvals, accept the transfer of such Transferred Regulatory Approvals and formalize with Seller and any applicable Regulatory Authority, as promptly as practicable after the Closing Date, all necessary documents related thereto.
(b) Promptly following the Closing, Seller shall deliver (or cause to be delivered) to Buyer or its designee, in physical or electronic form, the (i) Transferred Books and Records, (ii) Transferred Promotional Materials, (iii) Transferred Medical Materials and (iv) files of Seller or Seller’s counsel related to the Transferred IP Registrations, in each case in the possession or control of Seller. Seller and Buyer shall use commercially reasonable efforts to complete the foregoing deliveries as promptly as practicable after the Closing Date.
(c) Promptly following the Closing, Seller shall transfer the global safety database for the Product to Buyer. Seller and Buyer shall use commercially reasonable efforts to complete the transfer of such global safety database as promptly as practicable after the Closing Date. Buyer shall use commercially reasonable efforts to assist Seller in the transfer of such global safety database, accept the transfer of such global safety database and formalize with Seller and any applicable Regulatory Authority, as promptly as practicable after the Closing Date, all necessary documents related thereto. Prior to such transfer, Seller shall, at Buyer’s sole expense, hold and maintain such global safety database and, as between Seller and Buyer, shall be responsible for adverse event reporting to the FDA and any other Regulatory Authority in respect of the Product. Promptly (and in any event within ten (10) Business Days) following its receipt of an invoice from Seller with respect thereto, Buyer shall reimburse Seller for its FTE Costs and third party expenses which are reasonably incurred by Seller following the Closing Date in the performance of its obligations pursuant to the foregoing sentence. Following such transfer, Buyer shall hold and maintain such global safety database and, as between Seller and Buyer, shall be responsible for adverse event reporting to the FDA and any other Regulatory Authority in respect of the Product. Following such transfer until the second anniversary of the Closing Date, any new adverse experience reports or information, customer complaints or any follow-up adverse experience reports or information received by Seller relating to the Product will be forwarded to Buyer, together with any source documents, promptly after receipt by Seller.
(d) Promptly following the Closing, and in no event more than fifteen (15) Business Days following the Closing, Seller shall cause to be made available to Buyer’s designated shipper, on behalf of Buyer, all Inventory included in the Acquired Assets. Seller shall bear the risk of loss associated with such Inventory only until they have been so made available to Buyer’s designated shipper. From and after the time Seller (or its agent) makes such Inventory available to Buyer’s designated shipper, Buyer shall bear all risk of loss for such items and shall be solely responsible for maintaining adequate insurance (or self-insurance) to protect such Inventory against any such loss. However, for clarity, any such Inventory in the physical possession of third parties engaged by Seller for such purpose pursuant to the terms of Transferred Contracts shall be deemed delivered “where is” effective as of the Closing Date and thereafter shall be held by such third parties on Buyer’s behalf in accordance with the terms of the governing Transferred Contract.
(e) Promptly following the Closing, Seller shall commence, as and when reasonably requested by Buyer, the transfer to Buyer or its designee of the Know-How related exclusively to the Product that is owned or controlled by the Seller and necessary or useful to perform the then-current process for the manufacture of the Product, as well as any improvements or enhancements to such process. Seller and Buyer shall use commercially reasonable efforts to complete the foregoing transfer as promptly as practicable after the Closing Date.
(f) Upon confirmation by FDA of the transfer pursuant to Section 7.1(a) to Buyer of the investigational new drug application for the clinical study set forth on Schedule 7.1(f) (the “Assumed Study”), Buyer shall assume control of and responsibility for the Assumed Study and all costs and expenses related thereto. Prior to such confirmation, Seller shall, at Buyer’s sole expense, maintain control of and responsibility for the Assumed Study. Promptly (and in any event within ten (10) Business Days) following its receipt of an invoice from Seller with respect thereto, Buyer shall reimburse Seller for its FTE Costs and third party expenses which are reasonably incurred by Seller following the Closing Date in the performance of its obligations pursuant to the foregoing sentence. The Parties agree that following such confirmation, Seller shall have no further obligation with respect to the conduct of the Assumed Study or any costs or expenses related thereto.
7.2 Product Returns and Chargebacks.
(a) Buyer (i) shall cause the NDC number for the Product to be changed to an NDC number of Buyer as soon as practicable after Seller has transferred to Buyer the Transferred Regulatory Approvals and (ii) shall not (x) package the Product with Seller’s label and/or NDC number following the first anniversary of the Closing Date (the “Packaging Period”) or (y) be required to repackage or relabel any finished goods Inventory included in the Acquired Assets or packaged during the Packaging Period that bears a Seller NDC number; provided, that Buyer shall not package more than one (1) lot of saleable, commercial, finished goods Inventory during the Packaging Period. Seller shall not de-list the current Seller NDC number for the Product until the expiration date of the last lot of the Product manufactured bearing Seller’s Label and NDC numbers.
(b) Following the Closing, Buyer shall have sole responsibility for accepting, processing and issuing credits for all returns for Product sold prior to, on or after the Closing Date. If Seller receives returned Product on or after the Closing Date, Seller will ship such Product to Buyer, and Buyer shall, within thirty (30) days after receipt of an invoice from Seller reimburse Seller for any costs and expenses incurred by Seller or any of its Affiliates to ship the Product to Buyer in accordance with this sentence.
(c) Buyer will be responsible for the administration (including payment, processing and dispute resolution), in compliance with all applicable Laws, of all prime vendor and other chargebacks for the Product (collectively, “Chargebacks”), as well as all administrative fees for the Product, related to all sales of the Product by wholesalers, whether prior to, on or after the Closing Date. As of the Closing, the Parties will notify all relevant third parties that Buyer is assuming responsibility for all obligations relating to Chargeback administration for the Product.
(d) As soon as reasonably practical after the Closing, the Parties will notify all relevant third parties, including the U.S. Veterans Administration National Acquisition Center (VANAC), that the Product should be added to Buyer’s Federal Supply Schedule (“FSS”) and that Buyer will assume responsibility for all reporting and other obligations relating to FSS submissions and chargeback processing. Until such time as Seller receives written notification from applicable Governmental Entities acknowledging the effective date of such addition and that Seller is no longer obligated to make FSS submissions and process FSS chargebacks (the “FSS Acknowledgment Date”), Seller will continue to make FSS submissions and process FSS chargebacks and Buyer will provide Seller with prompt written notice of (i) changes in its FSS prices, (ii) price changes for the Product to those tracking customer(s) existing as of the Closing, and (iii) price reductions to any commercial customer to a level below the FSS prices in effect at the Closing. Seller shall inform Buyer of the FSS Acknowledgement Date within three (3) Business Days thereof. Buyer shall provide Seller with written notice of such price changes within three (3) Business Days after such price changes take effect. Buyer shall reimburse Seller within sixty (60) days following the FSS Acknowledgment Date for all chargebacks related to FSS purchases of the Product that are paid by Seller following the Closing. Seller will provide to Buyer sales and chargeback data as needed in order for Buyer to perform its Non-Federal Average Manufacturer Price (NFAMP) calculation.
(e) With respect to any group purchasing organization (“GPO”) agreement applicable to the Product that is not transferred to Buyer at the Closing, the Parties will provide notice on or promptly following the Closing Date to all relevant parties to such GPO agreement that the Product should be added to Buyer’s GPO agreement and terminated from Seller’s GPO agreement, and that Buyer will assume responsibility for all reporting and other obligations relating to GPO pricing and chargeback processing for the Product, in each case, as of the Closing.
7.3 Government Price Reporting. From and after the Closing, (a) Buyer shall be solely and exclusively responsible for submitting all PHS Price Reports required to be submitted at or after the Closing, as well as all Governmental Price Reports and other required pricing data required to be submitted at or after the Closing in the Drug Data Reporting for Medicaid system for purposes of reporting the Average Manufacturer Price (as defined at 42 U.S.C. § 1396r-8(k)(1)) and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)), for all sales of Products and (b) Buyer shall be the Centers for Medicare and Medicaid Services Technical, Invoice and Legal contacts for the Product, in each case of the foregoing clauses (a) and (b) regardless of whether for a Product bearing an NDC of Seller or of Buyer. Seller shall provide to Buyer any pricing data readily available to Seller for Products sold prior to the Closing bearing an NDC of Seller to the extent reasonably necessary for Buyer to comply with its reporting obligations under the preceding sentence.
7.4 Privileged Matters.
(a) Each Party acknowledges that: (i) each Party and its Affiliates has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting both of Buyer and Seller; (iii) both Buyer and Seller have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the Business; and (iv) both Buyer and Seller intend that the transactions contemplated by this Agreement and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.
(b) Following the Closing, each of Buyer and Seller agrees, on behalf of itself and each of its subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Business without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action. In the event of a disagreement concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this Section 7.4(b).
(c) After the Closing, upon receipt of any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information relating to the Business, to the extent permitted by Law, Seller or Buyer, as applicable, shall as promptly as practicable provide to the other Party (in accordance with the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 7.4(b), the disclosing Party shall, at the other Party’s expense, cooperate to the extent such other party seeks to limit such disclosure and take all reasonable steps to resist or avoid such disclosure, except as otherwise required by a court Order requiring such disclosure.
7.5 Wrong Pocket Assets.
(a) Subject to Section 1.5, if any Acquired Asset remains vested in Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Acquired Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Acquired Assets by paying the Closing Payment). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Acquired Assets in its possession or control or that of any Affiliate of Seller.
(b) If any Excluded Asset is vested in Buyer or any of its Affiliates following Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell such Excluded Asset). Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.
7.6 Employee Non-Solicit; Non-Competition.
(a) Beginning on the Closing Date, neither Seller nor any of its controlled Affiliates shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any New Buyer Employee, or otherwise solicit, induce or otherwise encourage any such person to discontinue, or refrain from entering into any employment relationship (contractual or otherwise) with Buyer; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Seller and its Affiliates shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any current or former employee of Buyer or any of its Affiliates or (ii) soliciting or employing any such person who, for a period of at least six (6) months prior to the date of such solicitation or employment, has not served as a director, officer or employee of Buyer.
(b) Beginning on the Closing Date, neither Buyer nor any of its controlled Affiliates shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any person who at the time of such action is, or has been within the last nine (9) months, an employee of Seller or any of its subsidiaries (other than a New Buyer Employee) (any such person, a “Restricted Person”), or otherwise solicit, induce or otherwise encourage any Restricted Person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller or any Selling Subsidiary; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Affiliates shall not be prohibited from (i) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any current or former employee of Seller or any Selling Subsidiary or (ii) soliciting or employing any Restricted Person who, for a period of six (6) months prior to the date of such solicitation or employment, has not served as a director, officer or employee of Seller.
(c) During the period beginning on the Closing Date and ending on [**] (the “Non-Competition Period”), Seller and each Selling Subsidiary shall not, and shall cause each of their respective Affiliates (each a “Restricted Party”) not to, develop, research, manufacture, distribute, market, promote, offer for sale or sell (i) the Product or any other prodrugs of LX1033, or any salt forms of any prodrugs of LX1033 for use in any geographic area in which the Product is being sold or (ii) [**] for the treatment of [**] (a “Competing Business”) directly or indirectly to any Person or assist another Person to do so. Notwithstanding the foregoing, Buyer hereby agrees that the covenant set forth in the immediately preceding sentence shall not be deemed to prohibit any of the following: (i) any Restricted Party from providing services to Buyer or its Affiliates (or otherwise performing such Restricted Party’s obligations) under the terms of this Agreement or any agreement delivered in connection herewith or otherwise taking actions in connection with the winding up of the Businesses, (ii) the ownership or acquisition by any Restricted Person of any Person which engages, directly or indirectly, in a Competing Business if such Competing Business accounts for less than five percent (5%) of such Person’s consolidated annual revenues in any given calendar year, (iii) the acquisition by any Restricted Party of rights to any product that may be used in a Competing Business, as long as any such product is not used in a Competing Business, or (iv) the acquisition or ownership by any Restricted Party of securities of a Person whose securities are publicly traded on a recognized securities exchange or quotation system representing not in excess of five percent (5%) of any class of such securities, so long as such Restricted Party has no active participation in the business or management of such Person. In the event that any Restricted Party acquires any Person which is engaged in a Competing Business permitted by clause (ii) of the immediately preceding sentence, the acquisition and ownership of such Person shall not violate this Section 7.6 so long as such Restricted Party divests any portion of that Person that is involved in such Competing Business within six (6) months after such acquisition. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.6 shall not bind any purchaser of all or substantially all of Seller’s capital stock or assets or (except for Seller and its Affiliates as of immediately prior to such acquisition) any such purchaser’s Affiliates.
7.7 Tax Matters.
(a) Any real property, personal property, or other similar Taxes levied with respect to the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and Buyer shall be responsible for and pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date. To the extent that Seller has, on or prior to the Closing Date, paid any such Taxes, Buyer shall reimburse Seller at the Closing for the amount of such Taxes that is allocable to the portion of the taxable period beginning after the Closing Date. If Seller or Buyer receives a refund or credit of any such Taxes, such Party shall reimburse the other Party for its proportionate share of the Tax refund or credit.
(b) Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.
7.8 Access to Information; Record Retention; Cooperation.
(a) Access to Information. Subject to compliance with contractual obligations and applicable Laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession of (or readily accessible to) such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 7.8(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing any Tax Returns, prosecuting any claim for refunds, defending any Tax claims or assessment, preparing securities Law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.
(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 7.8(a).
(c) Retention of Records. Except as otherwise required by Law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until December 31, 2027 (or such longer period as may be required by this Agreement). Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.
(d) Preparation of Seller Financial Statements. Following the Closing, Buyer shall prepare and provide to Seller and its subsidiaries (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) all information relating to the Business reasonably required for Seller and its subsidiaries for any proper business purpose, including (i) preparing and evaluating, and resolving disputes arising out of, the Closing Statement and (ii) preparing financial statements of Seller and its subsidiaries for all fiscal periods that precede or include the Closing Date. In furtherance thereof, Buyer shall use its best efforts to ensure that Seller and its subsidiaries (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) will be provided with full unrestricted access to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 7.8(d).
(e) Confidentiality. For a period of five (5) years after the Closing Date, each of Buyer and Seller (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 7.8 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 7.8(e), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without use of or reference to any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable Law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.8(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an Order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.
7.9 Retained Marks. From and after the Closing, neither Buyer nor any Affiliate thereof shall have any right to use any Retained Mark and Buyer shall (and shall cause each of its Affiliates to) cease all use of each Retained Mark and not hold itself out as having any affiliations with Seller or any of its Affiliates. Further, from and after the Closing, Buyer shall, and shall cause each of its Affiliates to, specify in all correspondence, communications or other dissemination of information regarding the Business made by Buyer or any of its Affiliates that the Business is not affiliated with Seller, except that Buyer and its Affiliates shall be permitted to offer or sell Inventory of the Product under Seller’s Retained Marks acquired at Closing or packaged pursuant to Section 7.2(a) for up to twenty-four (24) months after Closing and use Transferred Promotional Materials and Transferred Medical Materials or reprints thereof for up to twelve (12) months after Closing. “Retained Marks” means all business names, trade names, trademarks and domain names of Seller or any Affiliate of Seller, any derivative thereof, or any word that is similar in sound or appearance to any of the foregoing or is otherwise confusingly similar thereto and, for the avoidance of doubt, shall include all business names trade names, trademarks and domain names consisting of, or that include, the name “Lexicon Pharmaceuticals” or “Lexicon”; provided, however, that the Retained Marks shall not include the business names, trade names, trademarks and domain names that expressly constitute Transferred Trademarks.
7.10 Certain Employee Benefits Matters.
(a) Liabilities. Except to the extent specifically provided for in this Section 7.10, any liabilities of Seller (i) related to any New Buyer Employee with respect to salaries, wages, bonuses, overtime pay, compensation, deferred compensation, benefits, vacation time, personal time, sick leave and other paid time off, workers compensation, or for any claims relating to improper payment or calculation of wages, improper classification of employment status, or any severance or separation payments, expenses or costs, in each case, payable to any such New Buyer Employee whose employment is terminated at or prior to the Closing, (ii) under any Employee Benefit Plan of Seller with respect to New Buyer Employees, or (iii) otherwise resulting from the employment of or termination of employment of any New Buyer Employee at or prior to the Closing, whether arising under any applicable Law or by contract shall constitute Excluded Liabilities; provided that Buyer shall be solely liable for any and all liabilities arising out of Buyer’s selection of which Business Employees to hire.
(b) Offer of Employment. Buyer shall, or shall cause one of its Affiliates to, offer employment commencing on the Closing Date to at least twenty (20) of the Business Employees (to be determined by Buyer in its sole discretion), including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, on the terms set forth in Section 7.10(c). The term “New Buyer Employees” shall mean the Business Employees who commence working with Buyer on the Closing Date.
(c) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 7.10 or as otherwise required by applicable Law, the New Buyer Employees shall cease to participate in or accrue further benefits under the Employee Benefit Plans of Seller immediately prior to the Closing Date. Beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, provide each New Buyer Employee with total cash compensation (including base salary and bonus opportunity) and employee benefit plans, agreements, programs, policies and arrangements (“Buyer Plans”) that are no less favorable in the aggregate than such New Buyer Employee’s total cash compensation and employee benefit plans, agreements, programs, policies and arrangements immediately prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, beginning on the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, maintain a severance pay plan, program or practice for the benefit of each New Buyer Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to such New Buyer Employee. All Buyer Plans and Buyer severance pay plans, programs or practices shall recognize all credited service of New Buyer Employees with Seller and its subsidiaries for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by Seller or its subsidiaries immediately prior to the Closing Date. Buyer shall assume responsibility for any individual employment, retention, severance, change in control or similar agreements or terms of employment for persons employed at Seller who become New Buyer Employees.
(d) Welfare Plans. With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall (i) cause to be waived any preexisting condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New

Buyer Employees with respect to similar plans maintained by Seller or its subsidiaries for New Buyer Employees immediately prior to the Closing Date. Buyer shall make appropriate arrangements to allow the use by New Buyer Employees of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code) which was maintained by Seller or its subsidiaries for such New Buyer Employees.
(e) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “Policies”), Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow such New Buyer Employee from taking such accrued personal, sick or vacation time, Buyer shall be liable for and pay in cash to each such New Buyer Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the Policies; and provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to any New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date. For the avoidance of doubt, accrued but unused personal, sick or vacation time shall be excluded from the calculation of the Closing Adjustment Amount.
(f) WARN Act, Etc. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. Buyer shall indemnify and hold harmless Seller and its subsidiaries with respect to any liability under WARN or other similar applicable Law arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date or arising as a result of the transactions contemplated hereby.
(g) COBRA. Solely with respect to the New Buyer Employees, Buyer agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other similar applicable Law on or after the Closing Date. Buyer shall assume all liabilities for post-employment health coverage under COBRA or otherwise with respect to the New Buyer Employees.
(h) Limitations. Nothing contained herein shall (i) be treated as an amendment or modification of any Employee Benefit Plan or compensatory arrangement, (ii) give any current or former employee or any other individual associated therewith or any Employee Benefit Plan or trustee thereof or any other third party any right to enforce the provisions of this Section 7.10, or (iii) obligate Seller or Buyer to (A) maintain any particular benefit plan or compensatory arrangement, (B) refrain from amending or terminating any particular Employee Benefit Plan or compensatory arrangement, (C)

retain the employment of any particular employee, or (D) refrain from changing the terms and conditions of employment.
Article VIII
MISCELLANEOUS

8.1 Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Law or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).
8.2 No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates. Notwithstanding the foregoing, the Financing Sources shall be express third party beneficiaries of Sections 6.2, 8.9, 8.14, 8.16 and this Section 8.2, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
8.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.
8.4 Entire Agreement. This Agreement (including the Exhibits, Schedules and Disclosure Schedule, the Confidentiality Agreement and the other Transaction Documents) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement. The Exhibits, Schedules and Disclosure Schedule are incorporated herein by reference and made a part hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall terminate in its entirety effective upon the Closing.
8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that (i) Seller may without Buyer’s consent assign its rights to receive Milestone Payments hereunder and may, without such consent, assign its other rights and remedies under Section 1.6 to any such assignee, and (ii) Buyer may without Seller’s consent assign this Agreement to any of its Affiliates (provided that no such assignment by Buyer shall relieve Buyer of its obligations under this Agreement).

8.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) Business Day or (b) facsimile, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the facsimile transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:

TerSera Therapeutics LLC
520 Lake Cook Road, Suite 500
Deerfield, IL 60015

Facsimile: (888) 600-6914
Attention: General Counsel
Email: edonovan@tersera.com

If to Seller:

Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, TX 77381

Facsimile: 281-863-8010
Attn: General Counsel
Email: bcrum@lexpharma.com

Copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle

Facsimile: (312) 862-2200
Attention: Sanford E. Perl, P.C.
        Michael H. Weed, P.C.
        Christopher M. Thomas, P.C.
Email:  sperl@kirkalnd.com
        mweed@kirkland.com
        christopher.thomas@kirkland.com

Copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000
Attention: Joseph B. Conahan, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
8.9 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Sections 6.2, 8.2, 8.14, 8.16 and this Section 8.9 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified without the prior written consent of the Financing Sources.
8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
8.11 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.12 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and Buyer agrees that it shall not make or permit to be made any filings under or with respect to any such Laws in any jurisdiction.
8.13  Survival; Remedies.
(a) The representations, warranties, covenants and other agreements in this Agreement and any other Transaction Document shall terminate at the Closing, except that any covenant or agreement of a Party which by its terms is required to be performed after the Closing shall survive the Closing until fully performed and any representation or warranty of Buyer in this Agreement or any certificate, instrument or other document delivered pursuant hereto shall survive the Closing indefinitely. From and after the Closing, neither Party shall have any remedy (whether under this Agreement or otherwise) against the other Party (or any its Affiliates) with respect to any breach of the representations, warranties, covenants or other agreements set forth in this Agreement or any other Transaction Document, except with respect to any representation, warranty, covenant or other agreement that expressly survives the Closing pursuant to the foregoing sentence.
(b) Subject to Section 8.13(a), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one (1) remedy will not preclude the exercise of any other remedy.
(a) Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Nothing in this Agreement shall limit Buyer’s ability to bring a Proceeding against any other Party in the event of fraud in the making of the representations and warranties in Article II or in any Transaction Document.
(b) Buyer acknowledges and agrees that (a) receipt of any Rep Insurance Policy is not a condition to consummation of the transactions contemplated by this Agreement and that Buyer’s failure or inability to obtain a Rep Insurance Policy shall not affect Buyer’s obligation to consummate the transactions contemplated hereby, (b) any Rep Insurance Policy shall at all times provide that (i) the insurer(s) of the Rep Insurance Policy may not seek to enforce, or enforce, any subrogation rights it (they) might have against Seller, any of its Affiliates, or its or their respective officers, directors, members, managers, employees, agents, advisors or representatives, and (ii) Buyer is not obligated to bring any claim against Seller prior to bringing a claim against a Rep Insurance Policy, and (c) Buyer shall bear the cost of all fees, expenses and premiums relating to the procurement and binding of any Rep Insurance Policy.
8.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. Notwithstanding anything herein to the contrary, the Seller, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives, and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.8 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
8.15 Submission to Jurisdiction. Each Party (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.8. Nothing in this Section 8.15, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.
8.16 Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE THE SELLER, ITS SUBSIDIARIES, STOCKHOLDERS, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND

REPRESENTATIVES AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.
8.17 Construction; Certain Definitions.
(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a Law, contract or agreement mean such Law, contract or agreement as amended or otherwise modified from time to time; (vii) references to a person are also to its successors and permitted assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a Law include any rules, regulations and delegated legislation issued thereunder; (xi) references to “person” or “Person” shall be construed broadly and include any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity and (xii) references to “ordinary course of business” takes into account acts or omissions that Seller or any Selling Subsidiary may take in light of the COVID-19 pandemic. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.
(b) As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:
“Adjusted Purchase Price” means the Base Purchase Price, plus the Closing Adjustment Amount.
“Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer or director of such person; provided, that, with respect to Seller, none of Invus, L.P., Invus Public Equities, L.P., Invus C.V.

and Artal International S.C.A. shall be deemed an Affiliate of Seller for purposes of this Agreement.
“Antitrust Division” means the Antitrust Division of the United States Department of Justice.
“Antitrust Laws” means the HSR Act and any applicable foreign or supra-national antitrust and competition Laws.
“Base Purchase Price” means $155,000,000.
“BTC” means biliary tract cancer; i.e., cholangiocarcinoma or gallbladder cancer.
“Business Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of: (a) actions taken by the Parties (or omitted to be taken) with the consent of Buyer; or the failure to take any action prohibited by this Agreement; (b) the announcement or pendency of this Agreement or the transactions contemplated hereby, solely to the extent attributable to the identity of Buyer and/or its Affiliates; (c) changes in the Business’ industry or in markets generally and not specifically relating to the Business; (d) changes in economic conditions or financial markets in any country or region in which Seller operates the Business or globally, including changes in interest or exchange rates and changes in currency and credit markets; (e) changes in general legal, tax, regulatory, political or business conditions in any country or region in which Seller operates the Business; (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (g) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period (provided, that the underlying causes of such failure shall not be excluded); (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, pandemics or other natural disasters, weather conditions and other force majeure events in any country or region; and (i) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof) (j) changes, effects or circumstances resulting from pandemics or diseases outbreaks, in each case, after the date hereof; provided that, any event, fact, condition, occurrence, change, effect or circumstance set forth in each of clauses (c)-(j) of this definition shall be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect to the extent such event, fact, condition, occurrence, change, effect or circumstance has a disproportionate effect on the Business relative to other Persons operating business similar to the Business.
“Buyer Rights Group” means (a) Buyer and its direct and indirect wholly-owned subsidiaries, (b) any Person to which any right in or to any Milestone Product, or any of the Intellectual Property covering any Milestone Product, is licensed, sublicensed, assigned or transferred, (c) any Person to which any right in or to any Milestone Product, or any of the

Intellectual Property covering any Milestone Product, is licensed, sublicensed, assigned or transferred by any Person described in clauses (a) or (b) above; (d) any successor or assign of any Person described in clauses (a), (b) or (c) above with respect to such Person’s interest in the Product; and (e) any Affiliate of any Person described in clauses (b), (c) or (d) above.
“Closing Payment” means an amount equal to the Base Purchase Price, minus the Term Loan Payoff Amount, plus the Estimated Closing Adjustment Amount.
“Code” means the Internal Revenue Code of 1986.
“Commercially Reasonable Efforts” means, for purposes of Section 1.6, the use of commercially reasonable efforts and resources in a continuous and sustained manner without undue interruption, pause or delay, with the efforts and resources at least commensurate with the level of efforts and resources that a global specialty pharmaceutical company would reasonably be expected to devote in pursuing the development, approval, commercialization and sale of its own products and product candidates of similar market potential, profit potential or strategic value at a similar stage in its lifecycle to the Milestone Products, but excluding from such consideration the obligation to make the Milestone Payments upon the achievement of the Milestone Events.
“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Seller and Buyer, dated May 4, 2020.
“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and, to the extent applicable to more than one employee, any other written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
“Environmental Laws” means all applicable international, federal, state, or local Laws which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et. seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et. seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et. seq.), Occupational Safety and Health Act (29 U.S.C. § 651 et. seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.) or any other Law of similar effect.

“Environmental Permits” means all Permits required under or issued pursuant to all applicable Environmental Laws.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.
“FTC” means the United States Federal Trade Commission or any successor agency thereto.
“FTE” means a full time equivalent person year (consisting of total of [**] ([**]) hours per year) of work directly related to the activities for which Buyer is obligated to reimburse Seller pursuant to Section 7.1.
“FTE Costs” means, for any period, the FTE Rate multiplied by the applicable number of FTEs performing activities for which Buyer is obligated to reimburse Seller pursuant to Section 7.1 during such period.
“FTE Rate” means [**] Dollars ($[**]) per FTE per annum for Seller personnel engaged in activities for which Buyer is obligated to reimburse Seller pursuant to Section 7.1.
“Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental authority or agency.
“Governmental Price Reports” means (a) any and all data that may be reported relating to the Product under the Medicaid drug rebate program, including without limitation the Average Manufacturer Price (as defined at 42 U.S.C. § 1396r-8(k)(1)) and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and (b) Non-FAMP and Average Sales Price (as defined by 42 U.S.C. § 1395w-3a), and any and all data that may be reported relating to the Product under state drug price reporting requirements.
“GTCR Investors” means, collectively, GTCR Fund XI/B LP, GTCR Fund XI/C LP and GTCR Co-Invest XI LP, each a Delaware limited partnership.
“Hazardous Materials” means (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law; (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives; and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clause (a) and (b) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Inventory” means, in each case, to the extent related primarily to the Product, all inventories, including inventories of products, work-in-process, finished goods, raw materials, bulk drug substance, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.
“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information.
“knowledge of Seller”, “Seller’s knowledge”, “known by Seller” and words or phrases of similar meaning mean the actual knowledge of the persons listed on Schedule 8.17(b)-1, without any obligation of investigation, and shall not refer to the knowledge of any other person.
“Labeling” shall be as defined in Section 201(k), (m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable foreign Law relating to the subject matter thereof, including the Product’s label, packaging and package inserts accompanying the Product, and any other written, printed, or graphic materials accompanying the Product, including patient instructions, patient indication guides or promotional materials.
“Law” means each provision of any national, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal Law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion, guidance or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Entity.
“Litigation Matters” means all Proceedings that have been or may be asserted by a third party against, or otherwise adversely affect, Seller, on the one hand, and the Business, on the other hand.
“Loan Documents” means (a) that certain First Lien Credit Agreement, dated as of March 30, 2017 (as amended through the date hereof, by and among Buyer, TerSera Intermediate LLC, a Delaware limited liability company (“Holdings”), TerSera Canada Inc., an Ontario corporation (“Canada”), the financial institutions party thereto as lenders, and MidCap Financial Trust, as Agent for the lenders (in such capacity, the “First Lien Agent”) (the “First Lien Credit Agreement”) (b) that certain Second Lien Credit Agreement, dated as of March 30, 2017 (as amended through the date hereof), by and among the Buyer, Holdings, Canada, the financial institutions party thereto as lenders and Newstone Capital Partners, LLC, as Agent for the lenders (the “Second Lien Credit Agreement”), and (c) all loan documents, security documents, financing documents or similar documents entered in connection with the foregoing.
“Losses” means all liabilities, losses, claims, damages and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).
“LX1033” means the small molecule inhibitor of tryptophan hydroxylase known as “LX1033” also known as telotristat ethyl.”
“Milestone Product” means in all forms, presentations, formulation, methods of administration and dosage forms: (a) the Product or (b) any modifications, improvements, derivatives, analog, and, in each case ((a)-(b)), any metabolites, salts, esters, free acid forms, free base forms, crystalline form, co-crystalline form, amorphous form, pro-drug forms, racemates, polymorph, chelate, tautomer, solvate, or optical isomers thereof.
“NDC” means a national drug code as issued by the FDA or, in a jurisdiction other than the United States, the applicable Regulatory Authority.
“Net Sales” means, with respect to a Milestone Product, the gross amount invoiced for sales of a Milestone Product by a member of the Buyer Rights Group or any of its licensees, sublicensees, assignees or other transferees to Third Parties, less the following deductions from such gross amounts to the extent attributable to such Milestone Product and to the extent actually incurred, allowed, accrued or specifically allocated:
(a) trade, cash, and quantity discounts actually given;
(b) price reductions or rebates, retroactive or otherwise, or chargebacks actually granted and paid to Governmental Entities, group purchasing organizations, third party payors (including managed health care organizations), trade customers or end users;
(c) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls, or returns;
(d) customary third party wholesaler and specialty distributor fees, specialty pharmacy charges and group purchasing organization administration fees;
(e) coupons and patient copay and coinsurance assistance;
(f) reasonable and customary freight, shipping insurance, and other transportation charges directly related to the sale of the Milestone Product separately stated on the invoice to the third party; and
(g) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the Milestone Product and actually borne by a member of the Buyer Rights Group or its applicable licensee, sublicensee, assignee or other transferee without reimbursement from any third party (but not including taxes assessed against the income derived from such sale);
(h) all as determined in accordance with generally accepted accounting principles in GAAP on a basis consistent with that used by the member of the Buyer Rights Group or its applicable licensee, sublicensee, assignee or other transferee, as applicable, in its annual audited financial statements.
The transfer of a Milestone Product between or among members of the Buyer Rights Group and their applicable licensees, sublicensees, assignees and other transferees for resale (which resale will give rise to Net Sales), use in a clinical trial or use as a free marketing sample, or transfers for compassionate use, patient assistance, named patient use, test marketing purposes, or other similar transfers not for value, will not be considered a sale (unless such transfer is for consideration in excess of costs of goods sold).
Such amounts will be determined from the books and records of the Buyer Rights Group and its applicable licensees, sublicensees, assignees and other transferees maintained in accordance with GAAP or corresponding accounting standards in any other jurisdiction, consistently applied throughout the organization.
In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Entity (whether preliminary or final).
“PHS Price Reports” means any and all data that may be used to calculate, submit, or otherwise offer a PHS price relating to the Product under a Pharmaceutical Pricing Agreement under section 340B of the Public Health Service Act, 42 U.S.C. 256b.
“Privileged Information” means, with respect to each Party, information regarding such Party or its subsidiaries, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its subsidiaries may come into possession of or obtain access to in connection with this Agreement or the other Transaction Documents.
“Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity, arbitrator or arbitration panel.

“Product” means all forms, presentations, formulation, methods of administration and dosage forms of XERMELO® (telotristat ethyl), including any improvements, modifications, extensions, new uses, and indications.
“Regulatory Authority” means the FDA or any comparable health regulatory authority that has issued a Transferred Regulatory Approval.
“Rep Insurance Policy” means any representation and warranty insurance policy issued in the name of or obtained by Buyer in connection with the transactions contemplated hereby.
“Security Interest” means any claim, mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, materialmen’s, landlord’s and similar Security Interests, (b) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Security Interests for Taxes not yet due and payable, (e) Security Interests for Taxes which are being contested in good faith and by appropriate Proceedings and for which appropriate reserves have been made on the Management Accounts, (f) Security Interests relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (g) Security Interests under intellectual property licenses, and (h) Security Interests arising solely by action of Buyer (each of the exceptions to Security Interest set forth in clauses (a) - (h), each, a “Permitted Security Interest”).
“Tax Returns” means all reports, returns, declarations, statements, or forms required to be filed with or submitted to a taxing authority in connection with Taxes.
“Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
“Term Loan Credit Agreement” means the Loan Agreement, dated December 4, 2017, among Seller, BioPharma Credit PLC and BioPharma Credit Investments IV Sub LP.
“Transferred Regulatory Approvals” means the Permits of Seller or any of its subsidiaries with respect to the Product that are listed on Schedule 8.17(b)-2.
8.18 Time is of the Essence. Time is of the essence of this Agreement and the performance of the Parties’ respective rights and obligations hereunder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
LEXICON PHARMACEUTICALS, INC.

By:
Print Name:
Print Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
TERSERA THERAPEUTICS LLC

By:
Print Name: Edward J. Fiorentino
Print Title:  Chairman and Chief Executive Officer

DISCLOSURE SCHEDULES

TO THE ASSET PURCHASE AND SALE AGREEMENT

by and between

LEXICON PHARMACEUTICALS, INC.

and

TERSERA THERAPEUTICS LLC

Dated July 29, 2020

[**]

Twenty six (26) pages omitted.

SCHEDULES TO THE ASSET PURCHASE AND SALE AGREEMENT

by and between

LEXICON PHARMACEUTICALS, INC.

and

TERSERA THERAPEUTICS LLC

Dated July 29, 2020

Schedule 1.1(a)(i)

Transferred Patents

LEXICON REFERENCE	COUNTRY	APPLICATION NUMBER	FILING DATE	PATENT NUMBER	ISSUE DATE
[**]	[**]	[**]	[**]	[**]	[**]

Schedule 1.1(a)(ii)

Transferred Trademarks

MARK	COUNTRY	SERIAL NO.	FILING DATE	REG. DATE	REG. NO.
[**]	[**]	[**]	[**]	[**]	[**]

DOMAIN NAME
[**]

Schedule 1.1(a)(v)

Transferred Contracts

Collaboration Agreements

[**]

Supply Chain/Market Access Agreements

[**]

Commercialization Agreements

[**]

Sponsorship Agreements

[**]

Medical/Safety Agreements

[**]

Clinical Development Agreements

[**]

Consulting Agreements

[**]

Investigator Initiated Study Agreements

[**]

Research Agreements

[**]

Schedule 1.1(b)(ix)

Excluded Assets

Supply Chain/Market Access Agreements

[**]

Commercialization Agreements

[**]

Medical/Safety Agreements

[**]

Clinical Development Agreements

[**]

Research Agreements

[**]

Miscellaneous Agreements

[**]

Schedule 1.2(b)

Allocation Principles

Pursuant to Section 1.2 of the Agreement, and in accordance with Treasury Regulation §1.1060-1(a), the value of the sum of the Adjusted Purchase Price, the Assumed Liabilities and any other relevant items (together, the “Consideration”) shall be allocated among the Acquired Assets, in the manner provided under Section 338(b)(5) of the Code and as described in Treasury Regulations §§1.338-6 and 1.338-7. In this regard, the Consideration shall be allocated in the following amounts and in the following order:
1) Class I assets: Accounts receivable shall be valued at its net book value, as reflected on the Final Closing Statement.
2) Class II and III assets: Not applicable.
3) Class IV assets, including inventory, shall be valued at the sum of (i) its gross book value, as reflected on the Final Closing Statement and (ii) fifty percent (50%) of the difference between its selling price and its book value.

4) Class V assets, including property, plant and equipment, shall be valued at their respective net book values, as reflected on the Final Closing Statement.
5) All amounts of Consideration not previously allocated shall be allocated to Class VI and Class VII assets, including all Section 197 intangibles and goodwill and going concern value.

Schedule 1.5(b)

Shared Contracts

Supply Chain/Market Access Agreements

[**]

Commercialization Agreements

[**]

Medical/Safety Agreements

[**]

Clinical Development Agreements

[**]

Research Agreements

[**]

Miscellaneous Agreements

[**]

Schedule 4.3

Buyer Representatives

[**]

Schedule 4.5

Business Guarantees

None.

Schedule 7.1(f)

Assumed Study

The Phase 2a clinical trial named “A Phase 2, Multicenter, Open-label, Safety and Efficacy Study of Xermelo® (Telotristat Ethyl) plus First-line Chemotherapy in Patients with Locally Advanced, Unresectable, Recurrent or Metastatic Biliary Tract Cancer (BTC)” and included in the Development Plan.

LX1606.1-401-CS, an observational study to evaluate real world experience of patients who are initiating treatment with Xermelo.

Schedule 5.1(a)

Antitrust Approvals

None.

Schedule 8.17(b)-1

Seller Knowledge Persons

[**]

Schedule 8.17(b)-2

Transferred Regulatory Approvals

U.S. Investigational New Drug Application No. 078749 (Carcinoid Syndrome)
U.S. Investigational New Drug Application No. 137916 (Neuroendocrine Tumors)
U.S. Investigational New Drug Application No. 140533 (Biliary Tract Cancer)

U.S. New Drug Application No. 208794 (Carcinoid Syndrome Diarrhea)

U.S. Investigational Drug Application No. 107589 (Irritable Bowel Syndrome)

EXHIBIT A — FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) dated as of [●], 2020, is made by TerSera Therapeutics LLC, a Delaware limited liability company (“Buyer”), in favor of Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Seller”)[1]. All capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase and Sale Agreement dated as of July 29, 2020 by and between Seller and Buyer (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets at the Closing; and

WHEREAS, in partial consideration therefor, the Agreement requires Buyer to assume the Assumed Liabilities at and as of the Closing;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby agrees as follows:

1. Buyer hereby assumes and agrees to pay, perform and discharge when due all of the Assumed Liabilities, and, from and after the execution hereof, neither Seller nor any of its Affiliates shall have any liabilities or obligations, or otherwise be responsible, for any Assumed Liabilities. For the avoidance of doubt, Buyer shall not be required to assume and/or pay for, perform and discharge any of the Excluded Liabilities.

2. Buyer, by its execution of this Assumption Agreement, and Seller, by its acceptance of this Assumption Agreement, hereby acknowledge and agree that no right, remedy or obligation of either Party under or with respect to the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Assumption Agreement.

3. This Assumption Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart. This Assumption Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

4. This Assumption Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

TERSERA THERAPEUTICS LLC
By:
Print Name:
Print Title:

ACCEPTED:
LEXICON PHARMACEUTICALS, INC.
By:
Print Name:
Print Title:

EXHIBIT B — FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) dated as of [●], 2020 is executed and delivered by Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Seller”)[1], to TerSera Therapeutics LLC, a Delaware limited liability company (“Buyer”). All capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase and Sale Agreement dated as of July 29, 2020 by and between Seller and Buyer (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets at the Closing;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1. Seller hereby irrevocably sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, all of Seller’s right, title and interest in, to and under the Acquired Assets free and clear of all Security Interests (other than Permitted Security Interests).

2. Notwithstanding anything to the contrary, the Acquired Assets being transferred to Buyer under this Bill of Sale do not include any Excluded Assets, and Seller hereby retains all right, title and interest in, to and under all of the Excluded Assets.

3. Seller, by its execution of this Bill of Sale, and Buyer, by its acceptance of this Bill of Sale, hereby acknowledge and agree that no right, remedy or obligation of either Party under or with respect to the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Bill of Sale.

4. This Bill of Sale may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart. This Bill of Sale may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

5. This Bill of Sale shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be duly executed and delivered as of the date first written above.

LEXICON PHARMACEUTICALS, INC.
By:
Print Name:
Print Title:

ACCEPTED:

TERSERA THERAPEUTICS LLC
By:
Print Name:
Print Title:

EXHIBIT C — FORM OF PATENT ASSIGNMENT

In furtherance of the Asset Purchase and Sale Agreement dated as of July 29, 2020 (the "Agreement"), by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation ("Assignor") and TerSera Therapeutics, LLC, a Delaware limited liability company ("Assignee"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, hereby assigns to Assignee, all of Assignor’s right, title and interest in, to and under the patents, patent registrations and patent applications identified on Schedule 1 hereto (the “Transferred Patents”), including all rights in applications anywhere in the world claiming priority thereto, all income and payments now or hereafter due or payable with respect thereto, all causes of action in law or equity relating thereto, and all rights to sue, counterclaim and recover for past, present and future infringement of the rights assigned, free and clear of all Security Interests (other than Permitted Security Interests) (as such terms are defined in the Agreement), the same to be held and enjoyed by Assignee, its successors and assigns.

[Remainder of page intentionally left blank]

Executed as of the [●] day of [●].

LEXICON PHARMACEUTICALS, INC.
By:
Print Name:
Print Title:

Schedule 1

Transferred Patents

[See attached]

EXHIBIT D — FORM OF TRADEMARK ASSIGNMENT

In furtherance of the Asset Purchase and Sale Agreement dated as of July 29, 2020 (the "Agreement"), by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation ("Assignor")[1] and TerSera Therapeutics, LLC, a Delaware limited liability company ("Assignee"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, hereby assigns to Assignee, all of Assignor’s right, title and interest in, to and under the trademarks, trademark registrations, trademark applications, trade names and domain names (together with the goodwill associated therewith) identified on Schedule 1 hereto (the “Transferred Trademarks”), including all rights in applications anywhere in the world claiming priority thereto, all income and payments now or hereafter due or payable with respect thereto, all causes of action in law or equity relating thereto and all rights to sue, counterclaim and recover for past, present and future infringement and misappropriation of the rights assigned, free and clear of all Security Interests (other than Permitted Security Interests) (as such terms are defined in the Agreement), the same to be held and enjoyed by Assignee, its successors and assigns.

[Remainder of page intentionally left blank]

Executed as of the [●] day of [●].

LEXICON PHARMACEUTICALS, INC.
By:
Print Name:
Print Title:

Schedule 1

Transferred Trademarks

[See attached]

Exhibit E

Form of Closing Statement

(i)
Closing Inventory Value	$

(ii)
Assets included in the Acquired Assets

A/R - Trade	$
A/R Accrued Cash Discount	$
A/R Accrued Chargebacks	$
A/R Accrued DSA Fee for SVC	$
Prepaid Expenses	$

Total Assets	$

Liabilities included in Assumed Liabilities

Accounts Payable - Trade	$
A/P - Accruals	$
Accrued Vacation	$
Accrued Bonuses	$
Accrued Clinical Trials Expenses	$
Accrued Medicaid Rebates	$
Accrued Medicaid Cov/GAP	$
Accrued Tricare Rebates	$
Accrued CoPay Reminbursements	$
Accrued GPO Admin Fees	$

Total Liabilities	$

Closing Adjustment Amount	$

EXHIBIT F — DEVELOPMENT PLAN

Lexicon Code	Name	Description
[**]	[**]	[**]

[**]